EXHIBIT 2


                  AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement" or
"Agreement") is entered into as of March 31, 1994, between Acceptance Insurance Companies Inc., a Delaware corporation
("Acceptance") and Statewide Insurance Corp. of Phoenix, Inc.
(formerly known as Statewide Insurance Corp.) an Arizona corporation ("Statewide").

     WHEREAS, Acceptance is a holding company engaged in the specialty property and casualty insurance business through various subsidiaries; and

     WHEREAS, Statewide has acted as the exclusive general agent for Phoenix Indemnity Insurance Company, an Arizona-based property and casualty insurance company and one of the Acceptance subsidiaries ("PIIC"), to write a program of statutory non-standard private passenger automobile insurance business ("Statewide Non-Standard Auto Program"), and has also acted as an insurance agent for other subsidiaries of Acceptance and other insurance companies for other lines of property and casualty insurance not included in the Statewide Non-Standard Auto Program; and

     WHEREAS, Statewide intends to divest itself of certain assets and liabilities relating to its business operations other than the Statewide Non-Standard Auto Program, after which, Acceptance and Statewide wish to consummate a merger of the two companies ("Merger") under the terms and conditions of this Agreement;

     ACCORDINGLY, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

                            ARTICLE I

                           THE MERGER

     1.1 The Merger. Subject to the terms and conditions contained in this Agreement, on the Closing Date (as defined in Section 1.6), Statewide shall be merged with and into Acceptance in accordance with this Agreement and the applicable provisions of the Delaware Corporation Law (the "Delaware Law"), and the Arizona General Corporation Law (the "Arizona Law"); the separate existence of Statewide shall cease; and Acceptance shall continue as the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware.

     1.2 Divestiture by Statewide Prior to Merger. Prior to the Closing, Statewide shall have taken action to divest the assets and liabilities of Statewide which relate to its business operations other than the Statewide Non-Standard Auto Program into a new corporation to be formed by Statewide or its shareholders ("NewCo") (provided, however, Statewide may, at its election, leave all receivables due from agents in Statewide, in which event Acceptance shall take all reasonable steps to protect such receivables and effect their collection, including, but not limited to, offsetting commissions due such agents, and NewCo shall cooperate with Acceptance in effecting collection of such receivables, reimburse Acceptance for all costs of collection, and indemnify Acceptance for any such receivables due from agents which remain uncollected on December 31, 1994), and, after the Closing Date, Statewide will have no further liability with respect to the Statewide liabilities assumed by NewCo. NewCo shall, after the Closing, be entitled to the exclusive use of the name "Statewide", "Statewide Insurance Corp." or any similar variation or derivation thereof as a part of its corporate name and in connection with its business operations. Where appropriate herein "Statewide" shall mean Statewide Insurance Corp. of Phoenix, Inc. (formerly known as Statewide Insurance Corp.), after the divestiture described in this Section 1.2

     1.3 Effective Date. On the Closing Date the parties hereto shall cause the Merger to be consummated by the filing of a Certificate of Merger with the Secretary of State of Delaware in Accordance with the provisions of the Delaware Law, and Articles of Merger with the Arizona Corporation Commission, in accordance with the provisions of the Arizona Law. The Merger shall become effective immediately upon completion of such filings, which filings shall be made contemporaneously with the Closing. The date on which the Merger shall become effective shall be hereinafter referred to as the "Effective Date".

     Notwithstanding the foregoing, the effective date of the Merger, for financial reporting purposes, shall be at 12:00 p.m., Central Time, March 31, 1994.

     1.4 Effect of the Merger. On the Effective Date, Acceptance, as the Surviving Corporation, shall possess all of the rights and property of Statewide, and all of Statewide's obligations and liabilities, other than those rights, properties, obligations and liabilities divested by Statewide before the Merger in accordance with Section 1.2, and all other effects of the Merger provided for by the Arizona Law and Delaware Law shall result therefrom.

     1.5 Certificate of Incorporation, By-laws, Officers and Directors of Surviving Corporation. The Certificate of Incorporation and By-laws of Acceptance in effect immediately prior to the Effective Date shall be the Certificate of Incorporation and By-laws of the Surviving Corporation, without amendment. The directors and officers of Acceptance immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified, or as otherwise provided in the By-laws of Acceptance or by law.

     1.6 Closing Date, Time and Place. The closing of the Merger (the "Closing") shall take place on the later of (a) the day after the approval of the Merger by the Statewide shareholders as provided for in Section 7.6, (b) the earliest date on which all of the conditions set forth in Article VIII are fulfilled or waived, or (c) March 31, 1994; or on such other date and time as Acceptance and Statewide agree to in writing (the "Closing Date"). The Closing shall take place at such time and place as the parties may agree.

                           ARTICLE II

                      CONVERSION OF SHARES

     2.1 Conversion of Shares. On the Effective Date, by virtue of the Merger and without any action on the part of any holder of any securities of Acceptance or Statewide, each share of common stock, par value $100.00 per share, of Statewide ("Statewide Common Stock"), then issued and outstanding, other than Dissenting Shares (as that term is defined in Section 2.4) and Statewide Common Stock held in treasury, shall be converted into the right to receive only the Merger Consideration (as such term is defined in Section 2.2) upon the surrender of the certificate(s) representing such Statewide Common Stock; and each share of Statewide Common Stock then held in treasury of Statewide or any direct or indirect subsidiary of Statewide, shall be canceled and retired without any conversion thereof and no payment of any consideration therefor.

     2.2 Merger, Consideration. The Merger Consideration with respect to all of the outstanding Statewide Common Stock shall be that number of shares of common stock of Acceptance, par value $.40 per share ("Acceptance Common Stock"), equal to the quotient of $3.1 million (subject to Post Closing Adjustments, as defined herein) divided by the Average Trading Price (as defined herein) of the Acceptance Common Stock. For purposes of this Section 2.2, the "Average Trading Price" shall mean the volume-weighted average of the closing prices of Acceptance Common Stock on the New York Stock Exchange ("NYSE") for the period March 1, 1994, through March 29, 1994. Post Closing Adjustments shall mean the result obtained by applying the following formula ("Post Closing Formula"), utilizing the final numbers contained in Statewide's balance sheet as of the close of business on March 31, 1994, and shall be completed no later than June 30, 1994:


     $5.5 million, plus the fair market value of the shares of stock of PIIC held by Statewide (fair market value to equal the book value, based upon GAAP, of said shares based upon the books of PIIC), plus the book value of the furniture, fixtures and equipment of Statewide, plus or minus the net balance of agents' accounts, minus customer deposits held by Statewide and minus the account payable due from Statewide to PIIC.

     2.3 Conversion Procedure. On the closing date, Acceptance shall deliver to the Statewide shareholders that number of shares of Acceptance Common Stock equal to the quotient of $3.1 million divided by the Average Trading Price, whichshall be available for immediate distribution (the "Immediate Distribution Shares").
If, after the Post Closing adjustments, the Immediate Distribution Shares exceed the number of shares to which the Statewide shareholders are entitled, the excess shall be returned to Acceptance immediately by the Statewide shareholders. If, after Post Closing Adjustments, the Immediate Distribution Shares are less than the number of shares to which the shareholders of Statewide are entitled, Acceptance shall immediately deliver to the Statewide shareholders sufficient additional shares of Acceptance Common Stock required (the "Deferred Distribution Shares"), and then the Deferred Distribution Shares shall be available for immediate distribution to the Statewide shareholders. The Statewide shareholders will receive information and instructions from Acceptance in form and content satisfactory to Acceptance and Statewide, regarding the procedures to be followed for the surrender of certificates for Statewide Common Stock in exchange for the Merger Consideration.

     2.4 Fractional Shares. No fractional shares of Acceptance Common Stock shall be issued in the Merger, and in lieu of such fractional shares, Acceptance shall pay cash for any fractional interest, assuming a valuation for each whole share of Acceptance Common Stock equal to the Average Trading Price of the Acceptance Common Stock.

     2.5 Dissenting Shares. Dissenting shares are those shares of Statewide Common Stock held by Statewide shareholders who perfect their rights as "dissenting Shareholders" under applicable provisions of the Arizona Law.

                           ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF STATEWIDE

     Statewide represents and warrants to, and agrees with, Acceptance as follows:

     3.1(a) Organization, Standing and Power. Statewide is a corporation duly organized and validly existing under the laws of the State of Arizona and has the requisite power and authority to carry on its business as now being conducted. Statewide is duly qualified and holds any required license to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or license necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect (as defined below) on Statewide, or such jurisdictions in which Statewide has believed, in good faith, it is not required to be so qualified or licensed.
Schedule 3.1 sets forth as to Statewide each jurisdiction in which it is authorized to do business, the nature of the business done and the nature of the license or other certification held to transact such business, and each jurisdiction in which Statewide has pending an application to do business, and the status of such application, and each jurisdiction in which Statewide does any business but is not qualified or licensed, the nature of the business done in such jurisdiction and the reason why Statewide has believed, in good faith, that it is not required to be so qualified or licensed in such jurisdiction. The term "Material Adverse Effect" means, as to any party, any change or effect (or any development that, insofar as reasonably can be seen, is likely to result in the change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of such party.

     3.1(b)  Divestiture to NewCo.  Prior to the Closing,
Statewide shall have taken action to divest itself of certain assets and liabilities by transfer to NewCo as described herein on terms and conditions reasonably satisfactory to Acceptance and without material tax consequence to Statewide.

     3.2 Capital Structure. The authorized capital stock of Statewide consists of 100,000 shares of common stock. As of the date hereof, there are 157.5 shares of said common stock issued and outstanding (exclusive of Treasury stock). There are no options, warrants or other rights or agreements of any kind for the issuance or sale by Statewide of any shares of capital stock or any security convertible into or exchangeable for shares of capital stock of Statewide. Schedule 3.2 sets forth the name, address and Social Security or Tax Identification Number of each shareholder of Statewide, and the number of shares of Statewide Common Stock owned by such shareholder.

     3.3 Authority. As of the Closing Date and the Effective Date, the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, shall have been duly and validly authorized by Statewide; shall have been approved by the Board of Directors of Statewide, and shall have been approved by the requisite vote of the holders of Statewide Common Stock. This Agreement has been duly executed and delivered by Statewide and, subject to the satisfaction of waiver of the conditions set forth in Article VIII, constitutes a valid and binding obligation of Statewide, enforceable against it in accordance with the terms hereof.

     3.4 No Conflicting Agreements, Etc. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby in compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Statewide under, any provision of (a) the Articles of Incorporation or By-laws of Statewide, or (b) any loan or credit agreement, note, mortgage, indenture, lease or other agreement, permit, franchise, license, order, law, ordinance, rule or regulation applicable to Statewide or its properties or assets, other than, in the case of clause (b), any such conflicts, violations, defaults, rights or liens, security interests, charges or encumbrances that have been waived or that, individually or in the aggregate, would not have a Material Adverse Effect on Statewide and would not materially impair the ability of Statewide to perform its obligations hereunder, or other than as set forth on Schedule 3.4.

     3.5 Consents and Approvals. To the knowledge of Statewide, no consent, approval, order or authorization of, or registration, declaration of filing with, any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to Statewide in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) such notification or filings as may be required under state insurance laws and regulations,
(b) such filings and approvals as may be required under the "blue sky" laws of various states, and (c) the filing with the Securities and Exchange Commission ("SEC") under Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the regulations promulgated thereunder, of such reports as may be required in connection with this Agreement and the transactions contemplated hereby.

     3.6 Financial Statements. Set forth in Schedule 3.6 is the pro forma balance sheet of Statewide (after the divestiture described in Section 1.2) as of March 31, 1994, giving effect to the divestiture of certain assets and liabilities described in
Section 1.2, prepared in a manner consistent with generally accepted accounting principles ("GAAP"), and such balance sheet presents fairly the financial position of Statewide (after the divestiture described in Section 1.2) at March 31, 1994.

     3.7 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the pro forma balance sheet referred to in Section 3.6, or set forth in Schedule 3.7, or any other Schedule attached hereto, Statewide does not have, as of the Closing Date or the Effective Date, any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, of the nature which would be required to appear on the pro forma balance sheet, or in the notes thereto, prepared as of such date in accordance with GAAP; which exceed in the aggregate $50,000; or would have a Material Adverse Effect on Statewide.

     3.8 Litigation. There is no suit, action or proceeding pending or, to the knowledge of Statewide threatened, against or affecting Statewide that is reasonably likely to have a Material Adverse Effect on Statewide (and Statewide is not aware of any basis for any such suit, action or proceeding) except as and to the extent reflected or reserved against in the pro forma balance sheet referred to in Section 3.6 or in Schedule 3.7 or any other Schedule attached hereto, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against Statewide, having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

     3.9 Contracts; Defaults; Indebtedness. To the knowledge of Statewide, Statewide is not in violation of or in default in respect of (nor does there exist any condition which upon the passage of time would cause such a violation of or default in respect of) any loan or credit agreement, note, mortgage, indenture, lease, franchise, license or any other contract, agreement, instrument, arrangement or understanding, to which it is a party, guarantor, surety or otherwise obligated therefor, or by which it or any of its properties or assets is bound, except for violations or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Statewide. Set forth on Schedule 3.9 is a list of (i) all material credit or loan agreements, notes, mortgages, indentures and other debt instruments and the respective unpaid principal amounts outstanding thereunder, and (ii) any material agreement or understanding entered into other than in the ordinary course of business, to which Statewide is a party.

     3.10 Benefit Plans. Statewide has not adopted any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan, arrangement or understanding providing benefits to any current or former employee or director of Statewide (collectively, "Benefit Plans") except as set forth in Schedule 3.10 or Schedule 3.13. Schedule
3.10 lists each (a) employment, severance or collective bargaining agreement binding Statewide not terminable on 60 days' or less notice; (b) agreement with any director, executive officer or other key employee of Statewide (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Statewide of the nature of any of the transactions contemplated by this Agreement, (ii) providing any term of employment or compensation guarantee, (iii) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee, (iv) relating to the grant or acquisition of Statewide capital stock or options to purchase Statewide capital stock (whether or not pursuant to a Benefit
Plan), or (v) compensation of the nature described in Item 402 of SEC Regulation S-K; (c) agreement or plan binding upon Statewide, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase or savings plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; and (d) each Benefit Plan pursuant to which Statewide capital stock or options to purchase Statewide capital stock may be acquired by participants therein.

     3.11 Taxes. Statewide has filed all tax returns required to be filed by it and has paid, or has set up an adequate reserve for the payment of, all taxes, assessments or penalties required to be paid in respect of the periods covered by such returns, and the pro forma balance sheet attached as Schedule 3.6 reflects an adequate reserve for all taxes payable by Statewide for all taxable periods and portions thereof through the date of such balance sheet. Statewide is not delinquent in the payment of any material tax, assessment, penalty or governmental charge. No material deficiencies for any taxes, and no assessments, charges or penalties related to any tax matter, have been proposed, asserted or assessed against Statewide which remain unpaid or which have not been settled, and no requests for waivers of the time to assess any such tax, assessment or penalty have been requested for any taxable year of Statewide for which the statute of limitations has not expired. As used in this Agreement, "taxes" shall include all federal, state, local and foreign-income, property, sales, excise and other taxes of any nature whatsoever.

     3.12 Compliance with Laws. To the knowledge of Statewide, Statewide has not violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any federal, state or local governments, domestic or foreign, or any Governmental Entity, or any judgment, decree or order of any court or other Governmental Entity, applicable to its business or operations except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Statewide.

     3.13 Employee Benefit Plans, Employment Practices.  Schedule
3.13 (or Schedule 3.10) hereto identifies each employee benefit program, plan, or arrangement under which Statewide has any outstanding obligation or a liability to any employees, former employees, consultants or agents of Statewide or the dependants or beneficiaries of such persons. To the knowledge of Statewide, where required by law or applicable regulation, each such benefit program, plan or arrangement is, except as disclosed in Schedule
3.13 (or Schedule 3.10), in compliance with the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated thereunder, and with the Code and any regulations promulgated thereunder. Except as set forth on
Schedule 3.13 (or Schedule 3.10), no current or former employee of Statewide has made any claim or brought to the attention of Statewide, a set of facts which such employee believes supports a claim involving the employment practices and conditions of Statewide which will result in any material liability to Statewide for a violation of applicable federal, state or local law or regulations. Statewide has furnished to Acceptance its current employee manual or manuals and all similar documents defining rules and regulations of, or relating to, employment at Statewide. Except as set forth in Schedule 3.13 (or Schedule 3.10), no employees of Statewide have "fixed term" employment contracts, and, subject to any and all restrictions as might be imposed by a court of competent jurisdiction under statutory or common law, to the knowledge of Statewide, all such employees may be discharged with or without a cause.

     3.14 Disclosure. Neither this Agreement nor any of the Schedules attached hereto, nor any document, statement, certificate or schedule to be furnished to Acceptance pursuant hereto, knowingly contains or will knowingly contain any untrue statement of any material fact or, when viewed collectively, omits or will omit to state any known material fact required to be stated herein or therein or necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

     3.15 Proprietary Information. Statewide has, over a number of years, developed a data base of information relating to the Statewide Non-Standard Auto Program, including information regarding agents and agent relationships, policyholders, reinsurers, underwriting and loss information, premiums, losses and loss adjustment expenses, and related information, along with statistical analyses of such information, both on a current and historical basis, utilized in Statewide's operations (such information, in the aggregate called the "Proprietary Information"). The Proprietary Information is proprietary to Statewide, and no other party is entitled to use the Proprietary Information. Statewide has not licensed or otherwise authorized use of the Proprietary Information by any other party. The Proprietary Information is essential to the continued operation of Statewide's business, and constitutes a material part of the value of Statewide. Upon consummation of the Merger, Statewide's title to the Proprietary Information shall be unimpaired, and Acceptance shall have exclusive use of the Proprietary Information in its operations, provided, however, it is expressly understood and agreed between the parties hereto that NewCo and the shareholders of Statewide intend, and shall have the right, to engage in any and all forms of insurance and insurance-related businesses unrelated to the Statewide Non-Standard Auto Program, and, as to NewCo and any and all of the shareholders of Statewide, they shall have the right, in perpetuity, to utilize any and all of the Proprietary Information, so long as it is not used in any manner as to be in competition with the Statewide Non-Standard Auto Program remaining in Statewide after the divestiture described in Section 1.2 hereof.

     3.16 Insurance. Schedule 3.16 sets forth insurance policies in force, with the termination date thereof, protecting Statewide's assets and protecting Statewide from liability to third parties, including any Errors & Omissions insurance covering the acts of employees or other representatives of Statewide. Statewide will maintain the effectiveness of such insurance policies until the Effective Date, and, with respect to the Errors & Omissions insurance, for a period ending four years after the Effective Date for all acts of Statewide occurring prior to the Effective Date.

                           ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF ACCEPTANCE

     Acceptance represents and warrants to, and agrees with Statewide, as follows:

     4.1 Organization; Standing and Power. Acceptance is a corporation duly organized, validly existing and is in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as now being conducted. Acceptance is duly qualified and holds any required license to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or license necessary, other than in such jurisdiction where the failure to be so qualified or licensed would not have a Material Adverse Effect on Acceptance.

     4.2 Capital Structure. The authorized capital stock of Acceptance consists of 5,000,000 shares of Preferred Stock, no par value, of which none are issued and outstanding, and 20,000,000 shares of Common Stock, $.40 par value, of which 9,692,134 are issued and outstanding, 35,559 shares of Common Stock are held by Acceptance in its treasury, 4,867,463 shares of Common Stock are reserved for issuance pursuant to the exercise through January 27, 1997 of publicly traded Warrants, 97,376 shares of Common Stock are reserved for issuance pursuant to the exercise through April 1, 1997, of outstanding warrants, 427,220 shares of Common Stock are reserved for issuance pursuant to the exercise, from time to time, of outstanding options, and there were no other shares of Common Stock or Preferred Stock outstanding. All outstanding shares of Acceptance capital stock are validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no options, warrants or other rights or agreements of any kind for the issuance or sale by Acceptance of any shares of capital stock or any security convertible into or exchangeable for shares of capital stock of Acceptance.

     4.3 Authority. Acceptance has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Acceptance and the consummation by Acceptance of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acceptance.
This Agreement has been duly executed and delivered by Acceptance and, subject to satisfaction or waiver of the conditions set forth in Article VIII, constitutes a valid and binding obligation of Acceptance enforceable against Acceptance in accordance with its terms. The shares of Acceptance Common Stock to be issued by Acceptance in connection with the Merger will, upon issuance and delivery, be duly authorized, validly existing, fully paid and nonassessable and are and will be free of any preemptive rights of the shareholders of Acceptance and free of any claim, lien or encumbrance created by or based on a claim against Acceptance.

     4.4 No Conflicting Agreements, Etc. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Acceptance under any provision of (a) the Certificate of Incorporation or By-laws of Acceptance, or (b) any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, permit, franchise, license, judgment, order, law, ordinance, rule or regulation applicable to Acceptance or its properties or assets, other than, in the case of clause (b), any such conflicts, violations or defaults that have been waived or that, individually or in the aggregate, would not have a Material Adverse Effect on Acceptance and would not materially impair the ability of Acceptance to perform its obligations hereunder.

     4.5 Consents and Approvals. To the best knowledge of Acceptance after due inquiry, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other Governmental Entity is required by or with respect to Acceptance or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Acceptance or the consummation by Acceptance of the transactions contemplated hereby, except for
(a) such filings as may be required under state insurance laws and regulations, (b) such filings and approvals as may be required under the "blue sky" laws of various states, and (c) the filing with the SEC of such reports under Sections 13 and 14 of the Exchange Act, and the regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby.

     4.6 Financial Statements. At the earliest date possible, and in no event later than five days prior to the Closing Date, Acceptance will have furnished to Statewide its audited consolidated balance sheets as of December 31, 1993 and consolidated statements of operations, consolidated statements of stockholders' equity and consolidated statements of cash flows for the year then ended, prepared in accordance with GAAP. Such consolidated balance sheet presents fairly the financial position of Acceptance and its Subsidiaries, and such statement of operations presents fairly the results of operations and retained earnings of Acceptance and its Subsidiaries for the period indicated.

     4.7 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the balance sheet referred to in Section 4.6 hereof, Acceptance does not have as of the Closing Date or the Effective Date, any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, of the nature which would be required to appear on a balance sheet, or in the notes thereto, prepared as of such dates in accordance with GAAP, or which would have any Material Adverse Effect on Acceptance. There is no suit, action or proceeding pending, or, to the knowledge of Acceptance threatened, against or effecting Acceptance that is reasonably likely to have a Material Adverse Effect on Acceptance (and Acceptance is not aware of any basis for any such suit, action or proceeding), nor is there any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against Acceptance, having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

     4.8 SEC Filings. Since January 1, 1991, Acceptance has filed with the SEC all annual, quarterly and current reports, and proxy statements and registration statements (including all amendments, exhibits and schedules thereto and documents incorporated by reference therein) required to be filed by Acceptance under the Securities Act and the Exchange Act, and the rules and regulations promulgated by the SEC thereunder ("Reports"). To the best knowledge of Acceptance, after due inquiry, the Reports (including all Reports filed with the SEC after the date hereof) as of their respective dates (as amended through the date hereof) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in view of the circumstances under which they were made, not misleading.

     4.9 Contracts; Defaults; Indebtedness. Acceptance is not in violation of or in default in respect of (nor does there exist any condition which upon the passage of time would cause such a violation of or default in respect of) any loan or credit agreement, note, mortgage, indenture, lease, franchise, license or any other contract, agreement, instrument, arrangement or understanding, to which it is a party, guarantor, surety or otherwise obligated therefor, or by which it or any of its properties or assets is bound, except for violations or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Acceptance.

     4.10 Taxes. Acceptance has filed all tax returns required to be filed by it and has paid, or has set up an adequate reserve for the payment of, all taxes, assessments or penalties required to be paid in respect of the periods covered by such returns, and Acceptance's most recent audited consolidated financial statements reflect an adequate reserve for all taxes payable by Acceptance for all taxable periods and portions thereof through the date of such consolidated financial statements. Acceptance is not delinquent in the payment of any material tax, assessment, penalty or governmental charge. No material deficiencies for any taxes and no assessments, charges or penalties related to any tax matter have been proposed, asserted or assessed against Acceptance which remain unpaid or which have not been settled, and no requests for waivers of the time to assess any such tax, assessment or penalty have been requested for any taxable year of Acceptance for which the Statute of Limitations has not expired. As used in this Agreement, "taxes" shall include all federal, state, local and foreign income, property, sales, excise and other taxes of any nature whatsoever.

     4.11 Compliance With Laws. To the best knowledge of Acceptance after due inquiry, Acceptance has not violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any federal, state or local governments, domestic or foreign, or any Governmental Entity, or any judgment, decree or order of any court or Governmental Entity, applicable to its business or operations except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Acceptance.

     4.12 Disclosure. Neither this Agreement nor any of the schedules attached hereto, nor any document, statement, certificate or schedule to be furnished to Statewide pursuant hereto, knowingly contains or will knowingly contain any untrue statement of any material fact, when viewed collectively, or omits or will omit to state any known material fact required to be stated herein or therein or necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                            ARTICLE V

           COVENANTS OF STATEWIDE RELATING TO CONDUCT
                     OF STATEWIDE'S BUSINESS

     During the period from the date of this Agreement and continuing until the Closing Date and Effective Date, Statewide agrees, except as expressly contemplated by this Agreement or to the extent that Acceptance shall otherwise consent in writing, that:

     5.1 Ordinary Course. Statewide will (except for the divestiture contemplated by Section 1.2) carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organizations, keep available the services of the current officers and employees and preserve its relationships with agents, insureds, reinsurers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Closing Date and Effective Date.

     5.2 Dividends; Changes in Stock. Statewide shall not, and shall not propose to (i) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;
(ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Statewide; (iii) repurchase or otherwise acquire any shares of its capital stock; or (iv) issue, deliver or sell, or authorize, propose or commit to the issuance, delivery or sale of, any shares of its capital stock of any class, or any securities convertible into, or any rights, warrants or options to acquire, any such shares or convertible securities.

     5.3 No Acquisitions. Statewide shall not (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (ii) acquire or agree to acquire any assets other than in the ordinary course of business.

     5.4 No Dispositions. Except for the divestiture of certain assets described in Section 1.2, Statewide shall not sell, lease, pledge or otherwise dispose of, or agree to sell, lease, pledge or otherwise dispose of, any of its assets other than dispositions of worn out or obsolete properties in the ordinary course of business consistent with past practices.

     5.5 No Indebtedness. Statewide shall not incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of Statewide or guarantee any debt securities of others.

     5.6 Other Actions. Statewide shall not take or omit to take any action, which action or omission would, or is reasonably likely to, result in (i) any of the representations and warranties of Statewide set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article VIII not being satisfied.
Without limiting the foregoing, Statewide shall not take or omit to take any action, which action or omissions would, or is reasonably likely to, (a) increase the compensation payable to its officers or employees (except for increases consistent with past practice), (b) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Statewide other than in the ordinary course of business consistent with past practices,
(c) establish, adopt, enter into or make any new grants or awards under or amend any Benefit Plan, (d) constitute a breach of or default under any contract or agreement to which it is a party, guarantor, surety or otherwise obligated therefor, or to which any of its assets may be subject, (e) violate any applicable law, regulation, ordinance, order, injunction or decree of any Governmental Entity, (f) constitute a failure to file all required reports and returns with any Governmental Entity, or (g) constitute a failure to promptly pay all taxes, assessments, penalties or tax payments lawfully levied or assessed against it or any of its properties.

     5.7  Advice of Changes.  Statewide shall promptly advise
Acceptance orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen would have, a Material Adverse Effect on Statewide.

                           ARTICLE VI

      ACCEPTANCE COVENANTS RELATING TO CONDUCT OF BUSINESS

     During the period from the date of this Agreement and continuing until the Closing Date and Effective Date, Acceptance agrees (except as expressly contemplated by this Agreement or to the extent that Statewide shall otherwise consent in writing) that:

     6.1 Ordinary Course. Acceptance shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organizations, keep available the services of the current officers and employees and preserve their relationships with agents, insureds, reinsurers, suppliers and others having business dealings with them to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing Date and Exchange Date.

     6.2 Changes in Stock. Acceptance shall not, and shall not propose to, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Acceptance or issue, deliver or sell, or authorize, propose or commit to the issuance, delivery or sale of, any shares of its capital stock of any class, or any securities convertible into, or any rights, warrants or options to acquire, any such shares or convertible securities, if the consequence thereof would have a Material Adverse Effect upon the value of, or the rights represented by, the Merger Consideration.

     6.3 Other Action. Acceptance shall not take or omit to take any action, which action or omission would, or is reasonably likely to, result in (i) any of the representations and warranties of Acceptance set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article VIII not being satisfied or (iv) a Material Adverse Effect upon Acceptance or upon the value of, or the rights represented by, the Merger Consideration. Without limiting the foregoing, Acceptance shall not take or omit to take any action, which action or omission would, or is reasonably likely to (a) constitute a breach of or default under any contract or agreement to which it is a party, guarantor, surety or otherwise obligated therefor, or to which any of its assets may be subject, (b) violate any applicable law, regulation, ordinance, order, injunction or decree of any Governmental Entity, (c) constitute a failure to file all required reports and returns with any Governmental Entity, or (d) constitute a failure to promptly pay all taxes, assessments, penalties or tax payments lawfully levied or assessed against it for any of its properties.

     6.4  Advice of Changes.  Acceptance shall promptly advise
Statewide orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen would have, a Material Adverse Effect on Acceptance, or upon the value of, or the rights represented by, the Merger Consideration.

                           ARTICLE VII

                      ADDITIONAL AGREEMENTS

     7.1 Pre-Closing Divestiture by Statewide. Prior to the Closing Date and Effective Date, Statewide shall take such action as may be necessary to divest those Statewide assets and liabilities which relate to Statewide's current business other than the assets and liabilities relating to the Statewide Non-Standard Auto Program, as provided in Section 1.2, by transfer to NewCo. The assets and liabilities relating to the Statewide Non-Standard Automobile Program, and the agents' balances, if left in Statewide as provided in Section 1.2, will constitute the assets and liabilities of Statewide at the time of Closing and at the
Effective Date.   Schedule 7.1(a) sets forth a list of the assets
and liabilities of Statewide at the Closing and at the Effective Date, after the divestiture described in this Section 7.1, and
Schedule 7.1(b) sets forth the assets and liabilities to be transferred to NewCo in connection with the divestiture by Statewide described in this Section 7.1

     7.2 Restrictive Legend. Statewide agrees that, prior to registration of the Acceptance Common Stock pursuant to Section 7.7(a), the Acceptance Common Stock received in the Merger shall not be sold, assigned, pledged, hypothecated or otherwise transferred unless such stock is registered under the Securities Act and applicable state blue sky laws or unless an exemption from such registration is available. Acceptance shall cause a legend in substantially the following form to be placed on the Acceptance Common Stock issued pursuant to the Merger.

     THESE SECURITIES HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933 AS AMENDED, OR THE STATE SECURITIES OR BLUE SKY LAWS OF ANY JURISDICTION AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS SUCH SECURITIES ARE FIRST REGISTERED PURSUANT TO ALL SUCH APPLICABLE LAWS OR UNLESS ACCEPTANCE INSURANCE COMPANIES INC. (THE "COMPANY") RECEIVES A WRITTEN OPINION OF COUNSEL, ACCEPTABLE TO THE COMPANY, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

     7.3 Access to Information. Acceptance and Statewide shall each afford to the other, and to their respective accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Closing Date and Effective Date, to all their respective officers, accountants, lawyers, properties, books, contracts, commitments and records and, during such period, each shall furnish promptly to the other all other information concerning their respective businesses, properties and personnel that other parties hereto may reasonably request. The parties hereto agree that no investigation pursuant to this Section 7.3 shall be deemed to modify any representation or warranty made in this Agreement.

     7.4 Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto agree to use their best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, including, but not limited to, (a) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental agencies or authorities and the making of all necessary registrations and filings (including, but not limited to, filings with governmental authorities or agencies, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority or agency, (b) the obtaining of all necessary consents, approvals or waivers from third parties, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, and (d) the execution and delivery of any additional documents necessary to consummate the transactions contemplated by this Agreement. In connection with and without limiting the foregoing, Statewide, Acceptance and their respective boards of directors shall (i) if any state takeover law or similar law or regulation is or becomes applicable to the Merger, take all reasonable action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, and (ii) take all reasonable action by Statewide and Acceptance, respectively, necessary to ensure that Statewide and Acceptance may consummate the Merger and the other transactions contemplated by this Agreement.

     7.5 Statewide Shareholder Approval. The Statewide Board of Directors will take action to submit the Merger to the Statewide shareholders for their approval and will recommend approval of the Merger to the Statewide shareholders. Acceptance will furnish materials containing information with respect to Acceptance and to the Merger for submission to the Statewide shareholders in connection with their vote on the Merger.

     7.6 Fees and Expenses. Except as provided below, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by Statewide on its own behalf and by Acceptance on its own behalf, including such costs or expenses, whether or not the Merger is consummated.

     7.7  Securities Filings and Registrations.

     7.7(a) Registration for Resales. As promptly as practicable following the Closing of the Merger, Acceptance will include the shares of Acceptance Common Stock issued in connection with the Merger in a shelf Registration Statement on Form S-3 filed with the SEC, in order to permit the Acceptance Common Stock received in the Merger to be sold in open market transactions by the holders thereof, and will update and maintain the effectiveness of the Registration Statement for a period of three years after the Closing Date. Acceptance also shall take such action as may be necessary under state securities laws to permit the sale of the Acceptance Common Stock received in the Merger under such Registration Statement. Acceptance will cause the Acceptance Common Stock received in the Merger to be listed for trading on the NYSE, upon official notice of issuance.

     7.7(b) Exchange Act Filings. For a period of three (3) years after the Closing Date, Acceptance will timely file with the SEC all reports required to be filed by Acceptance pursuant to the Exchange Act and the rules and regulations promulgated thereunder, provided that Acceptance may request and rely upon extensions of time to file any such reports which Acceptance deems reasonably necessary.

          7.8  Limitation on Sale of Acceptance Common Stock.
For a period of three years after the Closing Date, the number of shares of Acceptance Common Stock received in connection with the Merger which may be sold by any holder thereof in open market sale transactions on the NYSE ("Open Market Sales") during any trading day following the Closing shall not exceed ten thousand (10,000) shares, and the number of such Open Market Sales shall not exceed fifty thousand (50,000) shares during any five consecutive trading days. Acceptance may take such action with its stock registrar and transfer agent, or otherwise, as may be required to insure compliance with this Section 7.8.

                          ARTICLE VIII

                      CONDITIONS PRECEDENT

          8.1  Conditions To Each Party's Obligation To
Consummate The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction prior to the Closing Date of the following conditions:

     8.1(a) Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, shall have occurred or shall have been obtained.

     8.1(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the Merger, shall be in effect; provided, however, that each of the parties hereto shall have used its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

     8.1(c) Approval by Statewide Shareholders. The Merger shall have been approved by the requisite vote of the Statewide shareholders required by the Arizona Law.

          8.2 Conditions to Obligation of Acceptance. The obligation of Acceptance to consummate the Merger is subject to the following conditions:

     8.2(a) Material Performance. Statewide shall have performed in all material respects all obligations to be performed by it under this Agreement prior to the Closing Date.

     8.2(b) No Adverse Changes. There shall have occurred no events resulting in a Material Adverse Effect, or any development that is reasonably likely to result in a Material Adverse Effect, on Statewide.

     8.2(c) Representations and Warranties. All of the representations and warranties of Statewide set forth in this Agreement that are qualified as to materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in any material respect, in each case as if such representations and warranties were made as of such time.

     8.2(d) Dissenters. The holders of not more than 10% of the outstanding shares of Statewide Common Stock immediately prior to the Closing Date and Effective Date shall have validly elected to exercise their dissenters' rights under the Arizona Law.

          8.3 Conditions to Obligation of Statewide. The obligation of Statewide to consummate the Merger is subject to the following conditions:

     8.3(a) Material Performance. Acceptance shall have performed in all material respects all obligations to be performed by it under this Agreement prior to the Closing Date.

     8.3(b) Representations and Warranties. All of the representations and warranties of Acceptance set forth in this Agreement that are qualified as to materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in any material respect, in each case as if such representations and warranties were made as of such time.

     8.3(c) No Adverse Changes. There shall have occurred no events resulting in a Material Adverse Effect, or any development that is reasonably likely to result in a Material Adverse Effect, on Acceptance, or upon the value of, or the rights represented by, the Merger Consideration.

                           ARTICLE IX

                    TERMINATION AND AMENDMENT

          9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

     9.1(a) By Mutual Consent. By mutual written consent of the parties.

     9.1(b) By Any Party. By either Acceptance or Statewide (i) if any condition set forth in Section 8.1 is not satisfied prior to the Closing Date or (ii) if the Closing Date shall not have occurred on or prior to March 31, 1994, or such other date as may be agreed to by the parties; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure to consummate the Merger on or before such date.

     9.1(c) By Statewide. By Statewide (i) if Acceptance fails to perform in any material respect any of its obligations under this Agreement, or (ii) if any of the conditions set forth in
Section 8.3 hereof shall not have been satisfied or waived.

     9.1(d) By Acceptance. By Acceptance (i) if Statewide fails to perform in any material respect any of its obligations under this Agreement, or (ii) if any of the conditions set forth in
Section 8.2 hereof shall not have been satisfied or waived.

          9.2 Amendment. This Agreement may be amended by mutual written consent of the parties hereto.

                            ARTICLE X

                 SURVIVAL OF REPRESENTATIONS AND
                  WARRANTIES;  INDEMNIFICATION

          10.1 Survival of Representations and Warranties. All of the representations, warranties and covenants made by the parties herein, or in any written statement, certificate, Schedule or Exhibit hereto, or in any other document delivered by them pursuant hereto, in connection with the transactions contemplated hereby, shall survive the execution and delivery of this Agreement and the Closing until expiration of any applicable limitations period.

          10.2 Indemnification by Statewide. Statewide shall indemnify and hold Acceptance harmless and shall cause NewCo to join in such indemnification, from any and all losses, liabilities, claims, damages, costs, expenses and fees, including all reasonable attorneys' fees and court costs incurred by Acceptance resulting from or relating to the breach by Statewide of any of its representation, warranties or covenants made herein or in connection herewith, or any breach or failure by Statewide to perform or comply with any agreement or covenant under this Agreement or any agreement delivered pursuant to this Agreement; or for any claim made against Acceptance or the Statewide assets held at Closing arising out of any liability existing or action taken prior to Closing and which is not identified with particularity in the pro forma balance sheet attached as Schedule 3.6 or the list of Statewide liabilities set forth in Schedule 3.7 or Schedule 7.1(a). If any legal proceeding shall be instituted, or any claim or demand shall be made, against Acceptance with respect to which Acceptance proposes to demand indemnification hereunder, Statewide and NewCo shall be given prompt and timely notice thereof and shall have the right to participate in the defense, compromise or settlement thereof through their own attorneys and at their own expense (subject, however, to the entire control of such defense, compromise or settlement by Acceptance) and, in connection therewith, Acceptance shall fully cooperate to make available to Statewide and NewCo all pertinent information under their control or relating thereto. Notwithstanding the preceding sentence, if Statewide or NewCo acknowledge responsibility for any such proceeding, claim or demand ("Claims"), they shall have the right to assume, at their expense, entire control of the defense, compromise or settlement thereof; provided, however, that the right of Statewide or NewCo to so assume control shall (i) as to claims of less than One Million Dollars ($1,000,000.00) be conditioned upon, at the request of Acceptance, a reasonable showing of their ability to satisfy any such Claim; and (ii) as to Claims of One Million Dollars ($1,000,000.00) or more be conditioned upon, at the request of Acceptance, the posting of an indemnity or similar bond or other evidence satisfactory to Acceptance of Statewide's or NewCo's ability to satisfy in full the amount of such claim; and further provided that in the event such control is so assumed by Statewide or NewCo, Acceptance shall have the right to participate in the defense, compromise or settlement thereof through their own attorneys and at their own expense and, in connection therewith, Statewide and NewCo shall cooperate fully to make available to Acceptance all pertinent information under their control or relating thereto. If Statewide and NewCo refuse to accept responsibility for indemnification, and it is later determined by final judgment of a court of competent jurisdiction that such indemnification is owed by Statewide or NewCo, Statewide or NewCo shall reimburse Acceptance for all costs and expenses, including, but not limited to, court costs and reasonable attorneys' fees, incurred in connection with making such demand and obtaining indemnification.

     10.3 Indemnification by Acceptance. Acceptance shall indemnify and hold Statewide, NewCo and Robert S. Katz, as guarantor ("Katz") harmless from any and all losses, liabilities claims, damages, costs, expenses and fees, including all reasonable attorneys' fees and court costs incurred by Statewide, NewCo or Katz resulting from or relating to the breach by Acceptance of any of its representations, warranties or covenants made herein or in connection herewith, or any breach or failure by Acceptance to perform or comply with any agreement or covenant under this Agreement or any agreement delivered pursuant to this Agreement; or for any claim made against Statewide, NewCo or Katz or the Statewide assets divested and distributed to NewCo pursuant to Section 1.2 arising out of any liability or obligation existing or action taken prior to Closing which is identified with particularity in the pro forma balance sheet attached as Schedule 3.6 or the list of Statewide liabilities set forth in Schedule 3.7 or Schedule 7.1(a) or any liability occurring or for action taken subsequent to Closing. If any legal proceeding shall be instituted, or any claim or demand shall be made, against Statewide, NewCo or Katz with respect to which Statewide, NewCo or Katz propose to demand indemnification hereunder, Acceptance shall be given prompt and timely notice thereof and shall have the right to participate in the defense, compromise or settlement thereof through its own attorneys and at its own expense (subject, however, to the entire control of such defense, compromise or settlement by Statewide, NewCo and/or
Katz) and, in connection therewith, Statewide, NewCo and Katz shall fully cooperate to make available to Acceptance all pertinent information under their control or relating thereto. Notwithstanding the preceding sentence, if Acceptance acknowledges responsibility for any such proceeding, claim or demand ("Claims"), it shall have the right to assume, at its expense, entire control of the defense, compromise or settlement thereof; provided, however, that the right of Acceptance to so assume control shall (i) as to claims of less than One Million Dollars ($1,000,000.00) be conditioned upon, at the request of Statewide, NewCo and/or Katz, a reasonable showing of its ability to satisfy any such Claim; and (ii) as to Claims of One Million Dollars ($1,000,000.00) or more be conditioned upon, at the request of Statewide, NewCo and/or Katz, the posting of an indemnity or similar bond or other evidence satisfactory to Statewide, NewCo and/or Katz of Acceptance's ability to satisfy in full the amount of such claim; and further provided that in the event such control is so assumed by Acceptance, Statewide, NewCo and/or Katz shall have the right to participate in the defense, compromise or settlement thereof through their own attorneys and at their own expense and, in connection therewith, Acceptance shall cooperate fully to make available to Statewide, NewCo and Katz all pertinent information under its control or relating thereto. If Acceptance refuses to accept responsibility for indemnification, and it is later determined by final judgment of a court of competent jurisdiction that such indemnification is owed by Acceptance, Acceptance shall reimburse Statewide, NewCo and/or Katz for all costs and expenses, including, but not limited to, court costs and reasonable attorneys' fees, incurred in connection with making such demand and obtaining indemnification.

                           ARTICLE XI

                       GENERAL PROVISIONS

          11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     11.2(a)  If to Acceptance:

               Acceptance Insurance Companies Inc.
               Suite 600 North
               222 South 15th Street
               Omaha, NE 68102
               Attn:  Kenneth C. Coon
                      Chairman and President

               With a copy to:

               Crosby, Guenzel, Davis, Kessner & Kuester
               134 S. 13th Street, Suite 400
               Lincoln, NE 68508
               Attn:  Donn E. Davis, Esq.

     11.2(b)  If to Statewide or NewCo:

               Statewide Insurance Corp., Inc.
               4041 N. Central Avenue, Suite 1900
               P. O. Box 52166
               Phoenix, AZ 85072
               Attn:     Robert S. Katz
                    President

               With a copy to:

               Fogel and Lamber, P.A.
               One Windsor Professional Building
               2627 North Third Street
               Phoenix, AZ 85004-1197
               Attn:  Sherman D. Fogel

          11.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

          11.3 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          11.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware.

          11.5 Publicity. Any press release announcing the execution of this Agreement or consummation of the transactions contemplated herein shall be a joint press release and thereafter Statewide and Acceptance shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto and shall use their best efforts to agree on the text of any such press release or the contents of any such public announcement; provided, however, that if Acceptance reasonably determines that laws and regulations governing public companies require it to issue any public statement, or to make any filing with the SEC or the NYSE, it shall be authorized to do so.

          11.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns; provided, however, that Acceptance may assign its rights and liabilities hereunder to one or more of Acceptance's operating subsidiaries, provided, however, in the event of any such assignment by Acceptance, Acceptance shall remain liable to Statewide and NewCo with respect to all of its representations, warranties, covenants and indemnifications given hereunder or in connection herewith.

          11.7 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.



          IN WITNESS WHEREOF, Acceptance and Statewide have caused this Agreement to be executed as of the date first written above.

                         ACCEPTANCE INSURANCE COMPANIES, INC.


                              /s/ Kenneth C. Coon
                         By _____________________________________
                             Kenneth C. Coon
                             Chairman and Chief Executive Officer


                         STATEWIDE INSURANCE CORP. OF PHOENIX,
                         INC. (formerly Statewide Insurance
                         Corp.)


                              /s/ Robert S. Katz
                         By _____________________________________
                               Robert S. Katz
                               President

STATE OF ARIZONA    )
                    ) SS.
County of Maricopa  )

     On the 31st day of March, 1994, before me, the undersigned officer, personally appeared ROBERT S. KATZ, President of STATEWIDE INSURANCE CORP., known to me (or satisfactorily proven) to be the person who executed the foregoing document, and acknowledged to me that he executed same for the purposes contained threin.

     IN WITNESS WHEREOF, I hereunto set my hand and official seal.


                         /s/ Dixie Lee Williams
                         ________________________________________
                         NOTARY PUBLIC

My Commission Expires:

     5-18-96
______________________.

STATE OF ARIZONA    )
                    ) SS.
County of Maricopa  )

     On the 31st day of March, 1994, before me, the undersigned officer, personally appeared KENNETH C. COON, Chairman and Chief Executive Officer of ACCEPTANCE INSURANCE COMPANIES, INC., known to me (or satisfactorily proven) to be the person who executed the foregoing document, and acknowledged to me that he executed same for the purposes contained threin.

     IN WITNESS WHEREOF, I hereunto set my hand and official seal.


                         /s/ Dixie Lee Williams
                         ________________________________________
                         NOTARY PUBLIC

My Commission Expires:

     5-18-96
______________________.

                       EXHIBIT 2 SCHEDULES

     Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules are not included in Exhibit 2. Set forth below is a list of the omitted schedules and a brief description of the content thereof. Upon request, the registrant will provide the Commission with copies of any omitted schedule appearing below.

NUMBER    DESCRIPTION

3.1       Statewide Authority to do Business

3.2       Statewide Shareholders

3.4       Statewide Conflicting Agreements, Etc.

3.6       Statewide Pro Forma Balance Sheet at March 31, 1994

3.7       Statewide Undisclosed Liabilities

3.9       Statewide Contracts and Indebtedness

3.10      Statewide Benefit Plans

3.13      Statewide Employee Obligations

3.16      Statewide Insurance Coverage

7.1(a)    Statewide Retained Assets and Liabilities

7.1(b)    Statewide Divested Assets and Liabilities